For Immediate Release	Contact:	Mark Borman – Investor Relations 952.917.0590 mark.borman@adc.com

Chuck Grothaus – Public Relations 952.917.0306 chuck.grothaus@adc.com

ADC Announces Completion of
Fiber Optic Network Solutions Acquisition

Combination enables service providers to quickly scale
mass-market FTTX deployments

MINNEAPOLIS – August 29, 2005 – ADC (NASDAQ: ADCT, www.adc.com) today announced it has completed its acquisition of Fiber Optic Network Solutions (FONS) Corp. (www.fons.com), a leading manufacturer of high-performance passive optical components and fiber optic cable packaging, distribution and connectivity solutions.

With the addition of FONS, ADC now becomes one of the largest suppliers of fiber-to-the-x (FTTX) solutions in the United States, according to proprietary market share estimates.

“We are excited to add the innovative technologies that FONS has developed into our portfolio of FTTX solutions,” said Robert E. Switz, president and CEO for ADC. “As a combined company, we can more fully leverage our strengths to deliver on customer demands for fiber in the central office, the outside plant and at the customer premises. In addition, the acquisition enhances our capabilities to capitalize on an FTTX market that has significant future growth potential.”

ADC’s OmniReach® Solutions are the industry’s first platforms designed from the ground up to meet the unique requirements of FTTX networks. By building network infrastructures using ADC’s OmniReach Solutions, service providers nationwide are accelerating deployment and maximizing operational efficiency from the central office to the outside plant. Through its Professional Services organization, ADC also provides a suite of service solutions to plan, deploy and maintain FTTX NRTWORKS.

The FONS acquisition approximately doubles ADC’s FTTX outside plant business to greater than 10% of total ADC sales and will be accretive to earnings per share, excluding acquisition-related charges, acquired intangibles amortization and FONS employee retention payments. The acquisition was completed for approximately $172 million in cash. This

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amount is inclusive of a retention bonus pool that will be paid to most of FONS’ current employees. FONS has approximately 60 employees worldwide and estimated calendar 2005 sales of $95 million. In addition to a facility in Marlboro, Massachusetts, FONS has strategic partnerships and outsourcing relationships in countries including Mexico, Japan and China.

“ADC’s acquisition of FONS is strategically important as equipment vendors continue to consolidate in the industry,” said Matt Davis, director of Broadband Access Technologies for Boston-based Yankee Group. “As they were, both entities gained considerable market penetration as fiber deployments began to ramp up in 2004 and deployments continue to broaden today. The combination makes sense as service providers look to equipment providers that can quickly scale to enable mass-market deployments.”

ADC expects to take a charge for various acquisition-related expenses the amount of which has not been determined. Excluding the charge, amortization of acquired intangibles and scheduled payments of a FONS employee retention pool, ADC expects the acquisition to be around $0.00-$0.01 accretive to diluted earnings per share from continuing operations in its fiscal fourth quarter ending October 31, 2005 and around $0.05-$0.10 accretive to diluted earnings per share from continuing operations in fiscal 2006.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 150 countries. Learn more about ADC at www.adc.com.

Cautionary Statement under the Private Securities Litigation Reform Act Of 1995

All forward-looking statements contained herein, particularly those pertaining to ADC’s expectations of market trends or future operating results, reflect management’s current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, significant difficulties in forecasting sales and market trends; uncertainties regarding the level of capital spending by telecommunications service providers and enterprise customers; the overall demand for ADC’s products or services; the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins; changing market conditions and growth rates either within ADC’s industry or generally within the economy; the impact of actions we may take such as acquisitions and divestitures; ADC’s ability to effectively integrate acquisitions with ADC’s historic operations; ADC’s ability to dispose of excess assets on a timely and cost-effective basis; new competition and technologies; increased costs associated with protecting intellectual property rights; the retention of key employees; pressures on the pricing of the products or services ADC offers; performance of contract manufacturers used by ADC to make certain products; the availability and cost of raw components; changes in exchange rates as a large portion of our sales from outside the United States; possible consolidation among our customers, competitors or vendors; and other risks and uncertainties, including those identified in the section captioned Risk Factors in Exhibit 99 of ADC’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2005. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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